Exhibit 99.1

Ampio announces results of Ampion™ trials

Ampio to request approval from the FDA for the treatment of pain due to severe osteoarthritis of the knee.

ENGLEWOOD, Colo., June 30, 2016 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) announced today the results of the Ampion™ PIVOT clinical trial as well as a comprehensive analysis that integrates trial data from three single injection studies that will be presented to the FDA.

The PIVOT trial, which included 480 patients, was a double-blind saline-controlled phase III clinical trial performed in 20 sites across the US to examine the safety and efficacy of Ampion™ intra-articular injection in patients with pain due to osteoarthritis (OA) of the knee. The primary endpoint was the change in WOMAC A pain at week 12 as compared to saline. Additional analyses included adverse events (AEs), Patient Global Assessment (PGA), and responder status defined as 20% improvement in pain at week 12.

Ampion™ was demonstrated to be safe and well-tolerated with no drug-related serious AEs and an overall AE rate that was similar in the Ampion™ and saline groups. OA severity was defined by the Kellgren Lawrence scale (KL). Ampion™ improved WOMAC A pain significantly over baseline in all KL grades (KL 2: 52%, KL 3: 36%, and KL 4: 33% reductions in pain) but the primary end point was not met. The Company observed the largest differentiation between Ampion™ and saline in the most severe OA patients (KL 4), where no available non-surgical therapy exists. KL 4 patients have been historically excluded from knee OA trials because of the advanced stage of their condition.

Ampio to seek FDA approval

A comprehensive analysis that integrates trial data from three single injection studies demonstrates patients with KL 4 severity have significant benefit with Ampion™ over saline in more than 400 patients. The analysis showed statistically significant improvement:

•	WOMAC A pain (p = 0.016)

•	Patient Global Assessment (p = 0.001)

•	Responder status (p = 0.006)

Safety data will be presented to support the clinical benefit, as there were no drug-related safety issues observed.

Mr. Macaluso, Ampio’s CEO stated, “Ampio has the opportunity to provide treatment where there is a clear unmet medical need. Even though we did not meet the primary end point in the PIVOT study, we are pleased with the consistent effect Ampion™ demonstrated in all of our clinical trials. Ampio is requesting a meeting with the FDA to present our data in support of Ampion™.”

Ampio will host a conference call at 4:30pm ET on Tuesday, July 5th. Participants are invited to dial in using the instructions as follows:

Investor call information:

U.S./Canada toll-free number: 866-675-4790

International toll number: 913-312-0685

Participant Passcode: 4091988

Questions can be emailed in advance to April Ramirez, aramirez@ampiopharma.com.

About Osteoarthritis

Osteoarthritis (OA) is a progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee over a lifetime is approximately 45%. As this disease is associated with age, obesity and diabetes, this number will continue to grow. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the Ampion™ trial, as well as risks associated with clinical trials, expected results, obtaining requested meetings with the FDA, decisions by the FDA, requesting regulatory approval of Ampion™, and changes in business conditions and similar events. These forward-looking statements also include statements regarding the Special Protocol Assessment (SPA) as well as the classification of Ampion™ as a novel biologic with 12 years exclusivity. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Gregory A. Gould

Chief Financial Officer

Phone: (720) 437-6500

ggould@ampiopharma.com